EXHIBITS TO BE FILED BY EDGAR


Exhibits

      4-C       - Form of Supplemental Indenture for the First Mortgage Bonds.

      5-A       - Opinion of Berlack, Israels & Liberman LLP.

      5-B       - Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

      5-C       - Opinion of Richards, Layton & Finger, P.A.

      12-B      - Statement Showing Computation of Ratio of Earnings to Fixed
                  Charges and Statement Showing Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

      24-A      - Power of Attorney of B.L. Levy.

      26-A      - Form of Invitation for Competitive Proposals for the Senior
                  Notes.

      26-B      - Form of Statement of Terms and Conditions Relating to the
                  Proposals for the Senior Notes.

      26-C      - Form of Proposal for the Senior Notes.